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                                   LUBOSHITZ,
                                  KASIERER & CO

                                 ARTHUR ANDERSEN

                      AUDITORS' REPORT TO THE SHAREHOLDERS

                                       OF

                            SOLMECS CORPORATION N.V.

We have audited the accompanying balance sheets of SOLMECS CORPORATION N.V. (the "Company") of June 30, 1997 and 1996, and the related statements of operations, changes in shareholders' deficiency and cash flows for the year then ended. These financial statements are the responsibility of the Company's Board of Directors and management. Our responsibility is to express an opinion on these financial statements based on our audit.

Except as discussed in the following paragraph, we conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether caused by an error in the financial statements or by an irregularity therein. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Company's Board of Directors and management, as well as evaluating the overall financial presentation. We believe that our audit provides a fair basis for our opinion.

As discussed in Note 11, a liability in the amount $200,000 was written off to income in a prior year. We were unable to obtain any documentary evidence supporting the writeoff or management's belief that the liability will not have to be repaid.

As more fully discussed in Note 2, the Company prepares its financial statements in US dollars.

In our opinion, except for the effects of such adjustments, if any, as might have been determined to be necessary had we been able to obtain evidence regarding the liability described above, the consolidated financial statements referred to above present fairly, in all material respects, the financial position as of June 30, 1997 and 1996, and the results of operations, changes in shareholders' deficiency and cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.

We draw attention to the matter discussed in Note x. The Company has incurred substantial operating losses, and at June 30, 1997, the Company has an accumulated deficient of approximately $12.7 million and a shareholders' deficiency of approximately $5.1 million. The Company's ability to continue as a going concern is dependent on obtaining the financing necessary for its operations. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                             Certified Public Accountants (Isr.)
Beer-Sheva, August 29, 1997